                                                                     EXHIBIT 11

                ALPHA TECHNOLOGIES GROUP, INC. AND SUBSIDIARIES

                      COMPUTATION OF NET INCOME PER SHARE

                                                       YEAR ENDED
                                           -----------------------------------
                                           OCTOBER 29, OCTOBER 27, OCTOBER 26,
                                              1995        1996        1997
                                           ----------- ----------- -----------
Shares:
  Weighted average common shares
   outstanding............................  5,984,584   6,277,585    6,682,106
  Net common shares issuable on exercise
   of stock options.......................    620,563          --           --
                                           ----------   ---------  -----------
Weighted average common and common
 equivalent shares outstanding............  6,605,147   6,277,585    6,682,106
                                           ==========   =========  ===========
Net income (loss)......................... $3,748,000   $(299,000) $(3,352,000)
                                           ==========   =========  ===========
Per share amount.......................... $     0.57   $   (0.05) $     (0.50)
                                           ==========   =========  ===========

--------
(1) See Note 10 to the consolidated financial statements for further information regarding the calculation of weighted average common and common equivalent shares outstanding.